Exhibit 99.1

Press Release	For Immediate Release
Contact:
Robert W. White,
Chairman, President and CEO
or
Jack Sandoski,
Senior Vice President and CFO
(215) 886-8280

ABINGTON BANCORP, INC. ANNOUNCES RECORD NET INCOME FOR THE FOURTH QUARTER OF 2007

Jenkintown, PA (January 31, 2008) – Abington Bancorp, Inc. (the “Company”) (Nasdaq: ABBC), the parent holding company for Abington Bank (the “Bank”), reported record net income of $2.1 million for the quarter ended December 31, 2007, representing an increase of $544,000 or 34.5% over the comparable 2006 period. Diluted earnings per share increased to $0.09 for the 2007 quarter compared to $0.07 for the fourth quarter of 2006. Additionally, the Company reported net income of $7.1 million for the year ended December 31, 2007, representing an increase of $264,000 or 3.9% over 2006. Diluted earnings per share increased to $0.30 for 2007 from $0.28 for 2006. Earnings per share for the prior periods have been adjusted to reflect the impact of the second-step conversion and reorganization of the Company, which occurred on June 27, 2007.

Mr. Robert W. White, Chairman, President and CEO of the Company, stated, “Amid the turmoil in the financial markets, we are extremely pleased to report record earnings for 2007. Following our second-step conversion in June, we have continued our strategy of consistent, conservative loan underwriting and prudent investing. We have no exposure to subprime credit in our loan or investment portfolios, and our operations have not been directly affected by the fallout in the subprime credit markets. For 140 years, we have lent money in a responsible manner that has contributed to our growth and benefited the communities that we serve.”

Net interest income was $7.2 million and $25.7 million for the three months and year ended December 31, 2007, respectively, representing increases of 29.2% and 14.2%, respectively, over the comparable 2006 periods. Our net interest margin for the fourth quarter of 2007 increased 31 basis points to 2.89% from 2.58% for the fourth quarter of 2006. For the year ended December 31, 2007 our net interest margin increased five basis points to 2.73% from 2.68% for the year ended December 31, 2006. Our average interest rate spread for the three months and year ended December 31, 2007 decreased to 1.99% and 1.94%, respectively, from 2.00% and 2.13%, respectively, for the comparable 2006 periods. Over consecutive quarters, however, our average interest rate spread of 1.99% for the fourth quarter of 2007 was an increase of seven basis points over the third quarter of 2007 and 14 basis points over the second quarter of 2007.

Interest income for the three months ended December 31, 2007 increased $1.8 million or 13.4% over the comparable 2006 period to $15.0 million. Interest income for the year ended December 31, 2007 increased $7.0 million or 14.0% over 2006 to $56.8 million. For both the three months and year, the increase in interest income was primarily a result of growth in the average balance of our interest-earning assets. The most significant impact was due to increases in the average balances of loans receivable and other interest-earning assets, although the average balance of our investment securities also increased. The average balance of our loan portfolio increased $76.1 million or 12.6% to $677.6 million for the quarter ended December 31, 2007 from $601.5 million for the quarter ended December 31, 2006. The average balance of our other interest-earning assets increased $45.2 million or 159.2% over the same period, primarily as a result of an increase in our interest-bearing deposits in other banks. The average balance of our loan portfolio increased $75.6 million or 13.2% to $646.5 million for the year ended December 31, 2007 from $570.9 million for the year ended December 31, 2006. The average balance of our other interest-earning assets increased $35.3 million or 136.9% over the same period.  For the year ended December 31, 2007, an increase in the average yield on our interest-earning assets of nine basis points also contributed to the increase in interest income over the prior year.

Our increases in interest income for both the three months and year ended December 31, 2007 were offset to varying degrees by increases in our interest expense. Interest expense for the three months ended December 31, 2007 increased $136,000 or 1.8% over the comparable 2006 period. Interest expense for the year ended December 31, 2007 increased $3.8 million or 13.9% over the comparable 2006 period. For the three-month period, the increase in interest expense was the result of an increase in interest expense on deposits, partially offset by decreases in interest expense on advances from the Federal Home Loan Bank (“FHLB”) and other borrowings. During the three months ended December 31, 2007 compared to the three months ended December 31, 2006, our average deposit balance grew by $39.1 million or 7.4%, primarily due to growth in higher-rate certificates of deposit. This was partially offset by a decrease of 25 basis points in the average rate we paid on our certificates of deposit and an overall decrease of 10 basis points in the average rate we paid on total deposits. During the three months ended December 31, 2007 compared to the three months ended December 31, 2006, our interest expense on advances from the FHLB decreased $73,000 or 3.0%, primarily due to a $7.8 million decrease in the average balance of those borrowings. Over the same period, our interest expense on other borrowings decreased $29,000 or 13.5%, primarily due to a decrease of 61 basis points in the average rate paid on those borrowings. Year-over-year, the increase in interest expense was primarily the result of an increase in interest expense on deposits, partially offset by a decrease in interest expense on advances from the FHLB. During the year ended December 31, 2007 compared to the year ended December 31, 2006, our average deposit balance grew by $63.5 million or 12.8%, again, primarily due to growth in higher-rate certificates of deposit.  The average rate we paid on our certificates of deposits increased 33 basis points and the average rate we paid on our total deposits increased 42 basis points in 2007 compared to 2006. During the year ended December 31, 2007 compared to the year ended December 31, 2006, our interest expense on advances from the FHLB decreased $752,000 or 7.8%, primarily due to an $18.4 million decrease in the average balance of those borrowings.

We recorded a $184,000 provision for loan losses during the fourth quarter of 2007, and our provision for loan losses amounted to $457,000 for the year ended December 31, 2007. During the fourth quarter of 2006, we recorded a provision of $58,000 to the allowance for loan losses, resulting in a provision of $186,000 for the year ended December 31, 2006. The provision for loan losses is charged to expense as necessary to bring our allowance for loan losses to a sufficient level to cover known and inherent losses in the loan portfolio. Our loan portfolio at December 31, 2007 included an aggregate of $1.4 million of non-accrual commercial real estate and construction loans to one borrower. At September 30, 2007 our loan portfolio included an aggregate of $5.0 million of non-accrual commercial real estate and construction loans to two borrowers. In December 2007, an agreement was reached for the sale of the underlying collateral property on two of these loans with an aggregate value of approximately $1.8 million. The payment from this sale, which was received in January 2008, included the full amount of the loans, as well as all past due interest and fees. Three more of these loans with an aggregate balance of $1.8 million were settled in October and December when we acquired the underlying collateral properties through foreclosure. These properties are classified as Real Estate Owned (“REO”) and are recorded at their fair value of $1.6 million on the December 31, 2007 balance sheet. A loss of approximately $197,000 was recognized through the allowance for loan losses in conjunction with the acquisitions. No reserve is recorded at December 31, 2007 on the remaining $1.4 million of non-accrual loans or the $1.6 million of REO. At December 31, 2007, non-performing loans amounted to 0.23% of loans receivable and our allowance for loan losses amounted to 116.8% of non-performing loans. At December 31, 2006, non-performing loans of approximately $2.3 million amounted to 0.42% of loans receivable and our allowance for loan losses amounted to 62.7% of non-performing loans. The Company did not have any REO at December 31, 2006.

Our total non-interest income amounted to $997,000 for the fourth quarter of 2007 compared to $715,000 for the fourth quarter of 2006. The increase of $282,000 was due primarily to an increase in income on bank owned life insurance (“BOLI”) of $287,000 partially offset by a decrease in service charge income of $7,000. The increase in income on BOLI resulted primarily from the purchase of $20.0 million of additional BOLI during the third quarter of 2007. For the year ended December 31, 2007, our total non-interest income amounted to $3.2 million compared to $2.9 million for the year ended December 31, 2006. The increase of $301,000 resulted from a $429,000 increase in income on BOLI that was partially offset by an $86,000 decrease in service charge income and a $39,000 decrease in other non-interest income. As was the case for the three-month periods, the increase in income on BOLI for 2007 when compared to 2006 resulted primarily from the purchase of additional BOLI during the third quarter of 2007. The decrease in service charge income in 2007 compared to 2006 resulted primarily from a $141,000 decrease in overdraft fees, partially offset by a $68,000 increase in debit card income. The decrease in other non-interest income for the year ended December 31, 2007 compared to the year ended December 31, 2006 resulted primarily from a $36,000 decrease in appraisal income.

Our total non-interest expenses for the fourth quarter of 2007 amounted to $5.1 million, representing an increase of $1.0 million from the fourth quarter of 2006. The largest increases were in salaries and employee benefits, occupancy, and professional services. Salaries and employee benefits expense increased $466,000 quarter-over-quarter due primarily to growth in the total number of employees, normal merit increases in salaries, and higher health and insurance benefit costs. Also contributing to the increase in salaries and employee benefits expense was a $139,000 or 86.1% increase in the expense for our Employee Stock Ownership Plan (“ESOP”). This increase was due primarily to the purchase of additional shares of Company stock by our ESOP in conjunction with the second-step conversion and reorganization completed in June 2007. Occupancy expense increased by $182,000 quarter-over-quarter. The increase primarily was the result of our new branches in Lansdale, Chalfont, Whitemarsh and Springhouse, Pennsylvania, all of which opened during 2007. Our professional services expense increased $196,000, quarter-over-quarter, due primarily to increased legal and audit expenses.

For the year ended December 31, 2007, our total non-interest expenses amounted to $18.7 million, representing an increase of $2.9 million or 18.7% from the year ended December 31, 2006. As was the case for the quarter ended December 31, 2007, the largest increases were in salaries and employee benefits, occupancy, and professional services. The causes for the increases in these expenses year-over-year mirrored the causes for the increases for the quarter-over-quarter. Salaries and employee benefits expense increased $1.4 million for 2007 compared to 2006 due primarily to growth in the total number of employees, normal merit increases in salaries, and higher health and insurance benefit costs, as well as a $406,000 or 72.1% increase in the expense for our ESOP. Occupancy expense increased by $453,000 for 2007 compared to 2006 as a result of our new branches. Our professional services expense increased $447,000 over the same period due primarily to increased legal and audit expenses. For 2007 compared to 2006, other non-interest expenses also increased. Our other non-interest expenses increased by $254,000 or 13.0% year-over-year due largely to increases in expenses for office supplies, copying, and postage as a result of our new branch offices.

Income tax expense for the fourth quarter of 2007 amounted to $797,000 compared to $593,000 for the fourth quarter of 2006. Income tax expense for the year ended December 31, 2007 amounted to $2.7 million compared to $2.7 million for the year ended December 31, 2006. Our effective tax rate was unchanged at 27.3% for the fourth quarter of 2007 and 2006, however, our effective tax rate improved to 27.8% for the year ended December 31, 2007 from 28.4% for the year ended December 31, 2006. The improvement resulted primarily from an increase in our tax-exempt income from municipal securities and BOLI as a percent of our total pretax income.

The Company’s total assets increased $154.5 million, or 16.7%, to $1.1 billion at December 31, 2007 compared to $925.2 million at December 31, 2006. The increase in total assets was due primarily to $134.7 million in net proceeds received from the Company’s second-step conversion and stock offering completed on June 27, 2007. Our cash and cash equivalents increased $23.5 million to $68.1 million at December 31, 2007 from $44.6 million at December 31, 2006, primarily due to an increase in our interest-bearing deposits in other banks. Additionally, our total investment and mortgage-backed securities increased by an aggregate of $31.1 million as purchases of $99.7 million and unrealized gains on available for sale securities of $3.5 million exceeded the aggregate amount of calls, maturities and repayments of $71.9 million during 2007. Our net loans receivable increased $77.0 million or 12.7% during 2007. The largest loan growth occurred in one- to four-family residential loans, which increased $48.4 million or 12.9%, construction loans, which increased $33.7 million or 25.0%, and commercial business loans, which increased $18.0 million or 157.3%.  Consumer non-real estate loans also increased $3.5 million or 79.9%. These increases were partially offset by a $15.3 million decrease in multi-family residential and commercial real estate loans and an $862,000 decrease in home equity lines of credit. Also contributing to the overall increase in assets during 2007 was the purchase of $20.0 million of BOLI during the third quarter, which increased our total BOLI to $37.3 million at December 31, 2007.

Our total deposits increased $22.6 million or 3.9% to $609.6 million at December 31, 2007 compared to $587.0 million at December 31, 2006. The increase was due primarily to growth in certificate accounts of $25.7 million. Increases in savings and money market accounts of $2.0 million and interest-bearing checking accounts of $3.1 million during 2007 were offset by a decrease of $8.2 million in non-interest-bearing checking accounts. Advances from the Federal Home Loan Bank decreased $6.7 million or 3.4% to $189.6 million at December 31, 2007 from $196.3 million at December 31, 2006.

Our stockholders’ equity increased $135.8 million to $249.9 million at December 31, 2007 compared to $114.1 million at December 31, 2006. The increase was due primarily to the $134.7 million in net proceeds received from the Company’s second-step conversion and stock offering, which occurred in June 2007. In conjunction with this offering, our ESOP purchased approximately 1.0 million additional shares of the Company’s common stock for an aggregate of $10.4 million. Our retained earnings increased $3.1 million during 2007 as our net income of $7.1 million was partially offset by a reduction of $4.0 million resulting from the payment of our quarterly dividends. Our accumulated other comprehensive loss improved $2.4 million due primarily to unrealized gains on available for sale securities.

Abington Bancorp, Inc. is the holding company for Abington Bank. Abington Bank is a Pennsylvania-chartered, FDIC-insured savings bank which was originally organized in 1867.  Abington Bank conducts business from its headquarters and main office in Jenkintown, Pennsylvaniaas well as eleven additional full service branch offices and six limited service banking offices located in Montgomery, Bucks and Delaware Counties, Pennsylvania.  As of December 31, 2007, Abington Bancorp had $1.1 billion in total assets, $609.6 million in total deposits and $249.9 million in stockholders’ equity.

This news release contains certain forward-looking statements, including statements about the financial condition, results of operations and earnings outlook for Abington Bancorp, Inc. Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include words such as “believe,” “expect,” “anticipate,” “estimate” and “intend” or future or conditional verbs such as “will,” “would,” “should,” “could” or “may.” Forward-looking statements, by their nature, are subject to risks and uncertainties. A number of factors – many of which are beyond the Company’s control – could cause actual conditions, events or results to differ significantly from those described in the forward-looking statements. The Company’s reports filed from time-to-time with the Securities and Exchange Commission describe some of these factors, including general economic conditions, changes in interest rates, deposit flows, the cost of funds, changes in credit quality and interest rate risks associated with the Company’s business and operations. Other factors described include changes in our loan portfolio, changes in competition, fiscal and monetary policies and legislation and regulatory changes. Investors are encouraged to access the Company’s periodic reports filed with the Securities and Exchange Commission for financial and business information regarding the Company at www.abingtonbank.comunder the Investor Relations menu. We undertake no obligation to update any forward-looking statements.

ABINGTON BANCORP, INC.

CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION (unaudited)

	December 31, 2007	December 31, 2006
ASSETS

Cash and due from banks	$22,342,499	$22,136,438
Interest-bearing deposits in other banks	45,712,962	22,428,814
Total cash and cash equivalents	68,055,461	44,565,252
Investment securities held to maturity (estimated fair value—2007, $20,656,427; 2006, $20,429,576)	20,391,268	20,393,430
Investment securities available for sale (amortized cost—2007, $98,202,711; 2006, $75,834,898)	98,780,774	74,489,055
Mortgage-backed securities held to maturity (estimated fair value—2007, $45,627,107; 2006, $53,957,015)	46,891,843	56,143,619
Mortgage-backed securities available for sale (amortized cost—2007, $94,400,607; 2006, $79,831,266)	94,124,123	78,022,794
Loans receivable, net of allowance for loan losses (2007, $1,811,121; 2006, $1,602,613)	682,038,113	605,062,980
Accrued interest receivable	4,977,909	4,365,535
Federal Home Loan Bank stock—at cost	10,958,700	11,240,700
Cash surrender value - bank owned life insurance	37,298,126	16,184,256
Property and equipment, net	10,759,799	8,908,910
Real estate owned	1,558,000	-
Deferred tax asset	1,892,051	2,808,716
Prepaid expenses and other assets	1,942,454	3,001,035

TOTAL ASSETS	$1,079,668,621	$925,186,282

LIABILITIES AND STOCKHOLDERS' EQUITY

LIABILITIES:
Deposits:
Noninterest-bearing	$37,027,767	$45,186,397
Interest-bearing	572,584,934	541,815,163
Total deposits	609,612,701	587,001,560
Advances from Federal Home Loan Bank	189,557,572	196,293,273
Other borrowed money	17,453,060	17,781,260
Accrued interest payable	3,498,235	2,504,270
Advances from borrowers for taxes and insurance	2,978,650	2,624,310
Accounts payable and accrued expenses	6,653,343	4,879,385

Total liabilities	829,753,561	811,084,058

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS' EQUITY
Preferred stock, $0.01 par value; authorized: 20,000,000 shares in 2007, 10,000,000 shares in 2006; none issued	-	-
Common stock, $0.01 par value; authorized: 80,000,000 shares in 2007, 40,000,000 shares in 2006; issued: 24,460,240
in 2007, 15,870,000 in 2006; outstanding: 24,449,526 in 2007, 15,288,154 in 2006	244,602	158,700
Additional paid-in capital	200,634,467	69,674,243
Treasury stock—at cost, 10,714 shares in 2007; 581,846 shares in 2006	(104,997)	(8,317,848)
Unallocated common stock held by:
Employee Stock Ownership Plan (ESOP)	(15,977,458)	(6,388,788)
Recognition & Retention Plan Trust (RRP)	(1,867,065)	(2,606,781)
Deferred compensation plans trust	(1,149,610)	(1,059,116)
Retained earnings	68,360,520	65,252,214
Accumulated other comprehensive loss	(225,399)	(2,610,400)

Total stockholders' equity	249,915,060	114,102,224

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$1,079,668,621	$925,186,282

ABINGTON BANCORP, INC.

CONSOLIDATED STATEMENTS OF INCOME (unaudited)

	Three Months Ended December 31,			Year Ended December 31,
	2007	2006		2007	2006

INTEREST INCOME:
Interest on loans	$11,420,819	$10,311,998		$43,591,724	$38,633,459
Interest and dividends on investment and
mortgage-backed securities:
Taxable	3,355,578	2,732,441		12,322,890	10,332,068
Tax-exempt	251,077	212,726		896,381	852,661

Total interest income	15,027,474	13,257,165		56,810,995	49,818,188

INTEREST EXPENSE:
Interest on deposits	5,235,013	4,997,157		21,287,957	16,773,531
Interest on Federal Home Loan Bank advances	2,375,709	2,448,525		8,904,716	9,656,307
Interest on other borrowed money	188,580	218,034		870,858	838,291

Total interest expense	7,799,302	7,663,716		31,063,531	27,268,129

NET INTEREST INCOME	7,228,172	5,593,449		25,747,464	22,550,059

PROVISION FOR LOAN LOSSES	184,257	57,521		457,192	185,521

NET INTEREST INCOME AFTER
PROVISION FOR LOAN LOSSES	7,043,915	5,535,928		25,290,272	22,364,538

NON-INTEREST INCOME
Service charges	430,427	437,036		1,632,949	1,719,437
Rental income	7,536	7,536		30,144	33,056
Income on bank owned life insurance	467,194	180,442		1,113,870	685,298
Loss on sale of investment securities	-	-		-	(601)
Other income	91,424	89,667		400,317	438,956

Total non-interest income	996,581	714,681		3,177,280	2,876,146

NON-INTEREST EXPENSES
Salaries and employee benefits	2,736,900	2,270,811		10,056,100	8,672,886
Occupancy	577,235	395,334		1,989,281	1,535,787
Depreciation	194,803	180,521		776,052	671,395
Professional services	347,130	151,442		1,113,054	666,173
Data processing	362,908	328,858		1,432,851	1,285,890
ATM expense	95,643	79,025		368,038	325,797
Deposit insurance premium	40,069	35,946		153,190	140,569
Advertising and promotions	188,181	101,115		586,234	491,306
Other	578,627	536,492		2,210,290	1,956,457

Total non-interest expenses	5,121,496	4,079,544		18,685,090	15,746,260

INCOME BEFORE INCOME TAXES	2,919,000	2,171,065		9,782,462	9,494,424

PROVISION FOR INCOME TAXES	796,975	592,949		2,715,726	2,692,176

NET INCOME	$2,122,025	$1,578,116		$7,066,736	$6,802,248

BASIC EARNINGS PER COMMON SHARE	$0.09	$0.07	*	$0.31	$0.29	*
DILUTED EARNINGS PER COMMON SHARE	$0.09	$0.07	*	$0.30	$0.28	*

BASIC AVERAGE COMMON SHARES OUTSTANDING:	22,444,612	22,842,982	*	22,886,089	23,592,677	*
DILUTED AVERAGE COMMON SHARES OUTSTANDING:	22,766,481	23,829,118	*	23,348,529	23,994,168	*

* Earnings per share and average common shares outstanding for the prior periods have been adjusted to reflect the impact of the second-step conversion and reorganization of the Company, which occurred on June 27, 2007.

ABINGTON BANCORP, INC.

SELECTED FINANCIAL DATA (unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2007	2006	2007	2006

Selected Operating Ratios(1):
Average yield on interest-earning assets	6.01%	6.12%	6.02%	5.93%
Average rate on interest-bearing liabilities	4.02%	4.12%	4.08%	3.80%
Average interest rate spread(2)	1.99%	2.00%	1.94%	2.13%
Net interest margin(2)	2.89%	2.58%	2.73%	2.68%
Average interest-earning assets to average
interest-bearing liabilities	128.93%	116.31%	123.84%	117.21%
Net interest income after provision
for loan losses to non-interest expense	137.52%	135.69%	135.35%	142.03%
Total non-interest expense to average assets	1.90%	1.79%	1.86%	1.78%
Efficiency ratio(3)	62.27%	64.68%	64.60%	61.93%
Return on average assets	0.79%	0.69%	0.70%	0.77%
Return on average equity	3.42%	5.54%	3.79%	5.94%
Average equity to average assets	23.06%	12.50%	18.56%	12.94%

Asset Quality Ratios(4):
Non-performing loans as a percent of
total loans receivable(5)	0.23%	0.42%	0.23%	0.42%

Non-performing assets as a percent of
total assets(5)	0.14%	0.28%	0.14%	0.28%

Allowance for loan losses as a percent of
non-performing loans	116.84%	62.69%	116.84%	62.69%

Net charge-offs to average loans receivable	0.12%	0.01%	0.08%	0.01%

Capital Ratios(6):
Tier 1 leverage ratio	15.45%	10.54%	15.45%	10.54%
Tier 1 risk-based capital ratio	24.22%	16.49%	24.22%	16.49%
Total risk-based capital ratio	24.49%	16.77%	24.49%	16.77%

(1) With the exception of end of period ratios, all ratios are based on average monthly balances during the indicated periods and, for the three-month periods ended December 31, 2007 and 2006, are annualized where appropriate.

(2) Average interest rate spread represents the difference between the average yield on interest-earning assets and the average rate paid on interest-bearing liabilities, and net interest margin represents net interest income as a percentage of average interest-earning assets.

(3) The efficiency ratio represents the ratio of non-interest expense divided by the sum of net interest income and non-interest income.
(4) Asset quality ratios are end of period ratios, except for net charge-offs to average loans receivable.
(5) Non-performing assets consist of non-performing loans and real estate owned. Non-performing loans consist of all accruing loans 90 days or more past due and all non-accruing loans. It is our policy to cease accruing interest on all loans 90 days or more past due. Real estate owned consists of real estate acquired through foreclosure and real estate acquired by acceptance of a deed-in-lieu of foreclosure.

(6) Capital ratios are end of period ratios and are calculated for Abington Bank per regulatory requirements.